Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Interest income	$8,821	8,663	34,855	34,350
Interest expense	2,351	3,216	10,060	13,421
Net interest income	6,470	5,447	24,795	20,929
Provision for loan losses	430	298	1,400	620
Net interest income after provision	6,040	5,149	23,395	20,309
Non-interest income	2,255	2,023	8,772	8,453
Non-interest expense	5,237	4,959	22,115	19,934
Income before income taxes	3,058	2,213	10,052	8,828
Provision for income taxes	738	546	2,286	2,225
Net income	2,320	1,667	7,766	6,603
Preferred stock dividends and discount accretion	594	-	1,108	-
Net income available to common shareholders	$1,726	1,667	6,658	6,603

Dividends per common share	$0.16	0.16	0.64	0.64
Basic earnings per common share	$0.26	0.25	1.00	0.99
Diluted earnings per common share	$0.25	0.25	0.99	0.99
Average basic shares outstanding	6,687,232	6,687,232	6,687,232	6,687,232
Average diluted shares outstanding	6,721,681	6,687,232	6,701,309	6,687,232

Selected Financial Ratios
Return on average assets	1.23%	1.00%	1.07%	1.03%
Return on average equity	13.33%	11.24%	10.43%	11.35%
Dividend payout ratio	61.54%	64.00%	64.00%	64.65%
Net interest margin (tax equivalent)	3.99%	3.70%	3.96%	3.74%

Selected Balance Sheet Items	December 31, 2009	December 31, 2008
Investment securities	$217,639	139,272

Loans	460,416	453,811
Less allowance for loan losses	2,998	2,468
Net loans	457,418	451,343

Total assets	734,409	649,731
Total deposits	623,839	577,622
Short-term borrowings	14,605	2,206
Long-term debt	24,960	5,000
Total shareholders’ equity	65,615	58,116

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$9.81	8.69
Equity to assets ratio	8.93%	8.94%

Assets Under Management
LCNB Corp. total assets	$734,409	649,731
Trust and investments (fair value)	197,125	174,775
Mortgage loans serviced	57,369	37,783
Business cash management	17,902	39,979
Brokerage accounts (fair value)	72,202	53,633
Total assets managed	$1,079,007	955,901